EXHIBIT 99.1
REGENT COMMUNICATIONS REPORTS THIRD QUARTER 2005 RESULTS
Cincinnati, OH, November 4, 2005 — Regent Communications, Inc. (NASDAQ: RGCI) announced today financial results for the quarter ended September 30, 2005.
For the third quarter of 2005, net broadcast revenues increased 2.1% to $22.9 million from $22.5 million reported for the third quarter of 2004. For the same period, station operating expenses increased to $14.6 million from $14.0 million. The Company reported net income of $1.4 million for the quarter, or $0.03 per share, compared with reported net income of $8.1 million, or $0.18 per share, in the same period last year. In the current quarter, corporate general and administrative expense included approximately $1.2 million related to the retirement package for Terry Jacobs, the Company’s former CEO and Chairman of the Board. Income from continuing operations was $2.5 million, or $0.06 per share in the third quarter of 2004.
For the first nine months of 2005, net broadcast revenues increased 3.6% to $64.3 million from $62.1 million reported for the same period of 2004. For the same period, station operating expenses increased to $43.0 million from $41.4 million. The Company reported net income of $4.0 million for the first nine months of 2005, or $0.09 per share, compared with reported net income of $10.7 million, or $0.23 per share, in 2004. Income from continuing operations was $5.4 million, or $0.12 per share for the first nine months of 2004. Below is the Company’s condensed consolidated statements of operations prepared in accordance with generally accepted accounting principles (“GAAP”) (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004
Broadcast revenues, net of agency commissions	$22,931	$22,454	$64,280	$62,075
Station operating expenses	14,576	14,033	43,042	41,384
Corporate general and administrative expenses	2,792	1,842	6,514	5,632
Depreciation and amortization	1,345	1,219	4,102	3,351
Loss on disposal of long-lived assets	28	12	44	36

Operating income	4,190	5,348	10,578	11,672
Interest expense	(1,271)	(1,023)	(3,473)	(2,498)
Other income (expense), net	9	(39)	18	(129)

Income from continuing operations before income taxes	2,928	4,286	7,123	9,045
Income tax expense	(1,525)	(1,790)	(3,094)	(3,645)

Income from continuing operations	1,403	2,496	4,029	5,400
Discontinued operations, net of income tax	—	5,564	(16)	5,314

Net income	$1,403	$8,060	$4,013	$10,714

Basic and diluted income per common share:
Income from continuing operations	$0.03	$0.06	$0.09	$0.12
Income from discontinued operations	$0.00	$0.12	$0.00	$0.11
Net income	$0.03	$0.18	$0.09	$0.23

Weighted average number of common shares used in determining diluted net income per share	42,080	45,405	43,940	46,450

Bill Stakelin, President and CEO of Regent Communications, commented, “We are pleased with our third quarter results on many levels. We generated ratings improvements and revenue share gains in the majority of our markets. This reflects our success in providing listeners with quality programming and creating effective platforms for our local advertisers. We also met or exceeded all elements of our third quarter guidance. We are especially pleased with our ability to deliver same-station revenue growth, outpacing the radio industry. In fact, on a same-station basis, we have consistently outperformed the industry. Our track record reflects our focus on building leading radio station brands in attractive small and middle-sized markets. We remain focused on translating our market leading positions and operational improvements into value creation for shareholders.”
Non-GAAP Financial Measures
Regent utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. The non-GAAP performance and liquidity measures presented in this release are station operating income, same station net revenue and operating income, and free cash flow. Regent’s management believes these non-GAAP measures provide useful information to investors, as discussed in more detail below, regarding Regent’s financial condition and results of operations and liquidity; however, these measures should not be considered as an alternative to net broadcast revenue, operating income, net income, or cash provided by operating activities as an indicator of Regent’s performance or liquidity.
Station operating income
Third quarter 2005 station operating income of $8.4 million decreased 0.8% from the same period in 2004. For the first nine months of 2005, station operating income increased 2.6% to $21.2 million from $20.7 million reported for the same period in 2004.
The Company believes that station operating income is a performance measure that helps investors better understand radio station operations. Additionally, Regent and other media companies have customarily been measured by analysts and other investors on their ability to generate station operating income. The following table reconciles operating income, which the Company believes is the most directly comparable GAAP financial measure, to station operating income (in thousands):

	Three Months Ended		Nine Months Ended
Station operating income	September 30,		September 30,
	2005	2004	2005	2004

Operating income	$4,190	$5,348	$10,578	$11,672

Plus:
Depreciation and amortization	1,345	1,219	4,102	3,351
Corporate general and administrative expenses	2,792	1,842	6,514	5,632
Loss on disposal of long-lived assets	28	12	44	36

Station operating income	$8,355	$8,421	$21,238	$20,691

Same station results
On a same station basis, which includes results from stations owned and operated during the entire third quarter for both the 2005 and 2004 periods and excludes barter, net broadcast revenue for the third quarter of 2005 increased 3.6% to $20.1 million compared to the third quarter of 2004. Same station operating income increased 2.5% to $7.7 million in the third quarter of 2005 compared to the third quarter of 2004. The Company believes that a same station presentation is important to investors as it provides a measure of performance of radio stations that were owned and operated by Regent in the third quarter of 2004 as well as the current quarter and eliminates the effect of acquisitions and dispositions on comparability. Additionally, the Company has excluded barter in this comparison as barter customarily results in volatility between quarters, although differences over the full year are not material. The following tables reconcile net broadcast revenue and operating income to same station net broadcast revenue and same station operating income (in thousands):

	Three Months Ended
Same Station Net Broadcast Revenue	September 30,
	2005	2004

Net broadcast revenue	$22,931	$22,454

Less:
Net results of stations not included in same station category	1,760	1,959
Barter transactions	1,022	1,051

Same station net broadcast revenue	$20,149	$19,444

	Three Months Ended
Same Station Operating Income	September 30,
	2005	2004

Operating income	$4,190	$5,348

Plus:
Depreciation and amortization	1,345	1,219
Corporate general and administrative expenses	2,792	1,842
Loss on disposal of long-lived assets	28	12

Station operating income	8,355	8,421

Adjustments:
Net results of stations not included in same station category	(478)	(754)
Barter transactions	(142)	(117)

Same station operating income	$7,735	$7,550

Proforma results
For the quarter ended September 30, 2005 no proforma results were included as they were the same as reported results.
Free cash flow
Free cash flow is defined as net income plus depreciation, amortization and other non-cash expenses, less maintenance capital expenditures and other non-cash income. Free cash flow decreased approximately 10.5% to $4.4 million in the third quarter of 2005 compared to $4.9 million in 2004. For the first nine months of 2005 free cash flow decreased 0.9% to $10.8 million in 2005 from $10.9 million for the first nine months of 2004. Excluding the effects of the retirement package charge for Terry Jacobs, free cash flow increased 3.1% and 5.4% in the third quarter and first nine months of 2005, respectively. The Company believes that free cash flow is a liquidity measure that helps investors evaluate the ability of the Company to generate excess cash flow for investing and financing uses. The following table displays how the Company calculates free cash flow (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Free Cash Flow	2005	2004	2005	2004

Net income (1)	$1,403	$8,060	$4,013	$10,714

Add:

Depreciation and amortization (2)	1,345	1,252	4,102	3,643
Non-cash interest expense	108	102	315	306
Non-cash taxes (3)	1,478	5,398	3,005	6,964
Retirement package expense — non-cash portion	508	—	508	—
Other non-cash items, net (4)	10	(9,270)	373	(8,967)

Less: Maintenance capital expenditures	429	598	1,521	1,767

Free cash flow	$4,423	$4,944	$10,795	$10,893

1)	Net income in 2005 includes retirement package expense of approximately $1.2 million.

2)	Includes depreciation and amortization for discontinued operations.

3)	Includes non-cash income taxes for discontinued operations.

4)	Includes non-cash compensation, barter and non-cash gain on sale of stations in discontinued operations.
The most directly comparable GAAP measure to free cash flow is net cash provided by operating activities. The following table reconciles net cash provided by operating activities to free cash flow (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Free Cash Flow	2005	2004	2005	2004

Net cash provided by operating activities	$6,169	$5,763	$12,036	$12,470

Less:
Other non-cash expense, net	194	151	502	506

Plus:
Changes in operating assets and liabilities	(1,123)	(70)	782	696

Less: Maintenance capital expenditures	429	598	1,521	1,767

Free cash flow	$4,423	$4,944	$10,795	$10,893

Selected Data
At the end of the third quarter total debt was approximately $88.3 million and cash was approximately $1.0 million. Total capital expenditures in the third quarter were $0.8 million.
Outlook
Regent has adopted a policy to provide guidance to investors regarding our financial prospects. The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Regent undertakes no obligation to update these statements.

Regent expects fourth quarter 2005 reported consolidated net broadcast revenues and station operating income of approximately $21.2 to $21.6 million and $6.6 to $6.9 million, respectively. Regent expects earnings per share to be $0.04 to $0.05 for the fourth quarter of 2005. The following table reconciles projected operating income, which the Company believes is the most directly comparable GAAP measure to station operating income (in millions):

	Three Months Ending
	December 31,
Station Operating Income	Guidance Range
	Lower	Upper

Operating income	$3.6	$3.9

Plus:
Depreciation and amortization	1.4	1.4
Corporate general and administrative expenses	1.6	1.6

Station operating income	$6.6	$6.9

The Company expects its same station net broadcast revenue to decrease by a low single-digit percentage in the fourth quarter of 2005 compared to the fourth quarter of 2004. The Company believes that same station percent disclosures are important to investors, analysts and other users of media financial information because it enables the users of such information to compare the performance of various size companies against industry standards.
Commenting on the Company’s outlook, Bill Stakelin stated, “The month of October was disappointing. The local advertising environment was challenging, with both auto and retail categories experiencing significant weakness. We also had difficult comparisons in October due to strong political advertising last year, as many of our stations are located in what were battleground states. While we expect revenue growth in November and December, we believe it is prudent to remain cautious in our outlook. However, despite this short-term weakness, we are still confident in our ability to outpace radio industry growth for full-year 2005.”
Share Buyback Update
The Company announced on July 29, 2005 that Regent’s Board of Directors voted to increase the amount of common stock that could be purchased under the stock buyback program, which now gives the Company the ability to purchase, in total, up to an additional $20.0 million of its common stock. During the third quarter of 2005 the Company repurchased 18,232 shares for approximately $92,000, including commissions, at an average price of $5.01 per share. In the fourth quarter of 2005 the Company purchased an additional 174,000 shares for approximately $868,000 or $5.00 per share.
Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in middle and small-sized markets. Regent owns and operates 74 stations located in 15 markets. Regent Communications, Inc. shares are traded on the NASDAQ under the symbol “RGCI.”
The Company will also host a teleconference to discuss its results today, November 4th at 11:00 a.m. Eastern Time. To access the teleconference, please dial 973-582-2706 ten minutes prior to the start time. The teleconference will also be available via live webcast on the Company’s website, located at www.regentcomm.com under Investor Relations. If you cannot listen to the teleconference at its normal time, there will be a replay available through Friday, November 11, 2005, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 6625856. The webcast will also be archived on the Company’s website for 30 days.

This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which we claim the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by our financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; fluctuations in the cost of operating radio properties; our ability to manage our growth; our ability to integrate these and other acquisitions; and changes in the regulatory climate affecting radio broadcast companies, including uncertainties surrounding recent Federal Communication Commission rules regarding broadcast ownership limits. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.
Contact:

Tony Vasconcellos Executive Vice President and Chief Financial Officer Regent Communications, Inc.	John Buckley/Jonathan Lesko Brainerd Communicators, Inc. 212-986-6667
859-292-0030	buckley@braincomm.com